Exhibit 99.1

Cost-U-Less Announces Intention to Relocate St Croix Store

Bellevue, WA, July 21, 2004

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced that it intends to relocate its St Croix store from the west end of the island to a location close to the main trade area in the center of the island. The size of the new store is expected to be approximately 38,000 square feet, a 45% increase in square footage over the current store.

“Our current site has many constraints, limiting our ability to merchandise the store appropriately,” said J. Jeffrey Meder, the Company’s President and CEO. “A bigger and improved store will also allow us to add the retail enhancements that we have to offer such as fresh produce by the pound and rotisserie chicken, features we successfully added to our recently reopened store in Dededo, Guam, as well as the Sonora, California, store.”

The Company recently purchased land for the site of the new building in St Croix and the relocation is expected to occur in the first half of 2005.

On July 28, 2004 the Company expects to announce its financial results for the second fiscal quarter ended June 27, 2004.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213